Exhibit 10.1
PARTIAL TERMINATION OF OFFICE LEASE AGREEMENT
     THIS PARTIAL TERMINATION OF OFFICE LEASE AGREEMENT (“Partial Termination Agreement”) is made and entered into this 23rd day of June, 2010, by and between JBG/BC CHASE TOWER, L.P., a Delaware limited partnership (“Landlord”), JBG PROPERTIES, INC., a Maryland corporation (“JBG”), and CAPITALSOURCE FINANCE LLC, a Delaware limited liability company (“CapitalSource”).
W I T N E S S E T H:
     WHEREAS, by that certain Office Lease dated December 8, 2000 (the “Original Lease”), as amended by that certain First Amendment to Office Lease dated May 10, 2002 (the “First Amendment”), that certain Second Amendment to Office Lease Agreement dated February 4, 2003 (the “Second Amendment”), that certain Third Amendment to Office Lease Agreement dated August 1, 2003 (the “Third Amendment”), that certain Fourth Amendment to Office Lease Agreement dated July 2, 2007 (the “Fourth Amendment”) and that certain Fifth Amendment to Office Lease Agreement dated March 6, 2008 (the “Fifth Amendment”) (the Original Lease, as amended by the First Amendment, the Second Amendment, the Third Amendment, the Fourth Amendment and the Fifth Amendment being hereinafter collectively referred to as the “CapitalSource Lease”), Landlord leased to CapitalSource, and CapitalSource leased from Landlord, (i) 16,799 rentable square feet on the twelfth (12th) floor of the building located at 4445 Willard Avenue, Chevy Chase, Maryland (the “Building”), (ii) 7,463 rentable square feet located on the eleventh (11th) floor of the Building, (iii) 18,290 rentable square feet located on the sixth (6th) floor of the Building, (iv) 21,439 rentable square feet located on the fifth (5th) floor of the Building (the “Fifth Floor Space”), (v) 5,978 rentable square feet located on the seventh (7th) floor of the Building and (vi) 10,608 rentable square feet located on the eleventh (11th) floor of the Building (the premises described in the immediately preceding clauses (i) through (vi) shall be hereinafter collectively referred to as the “CapitalSource Leased Premises”);
     WHEREAS, pursuant to that certain Office Lease Agreement dated as of April 18, 2003, as amended (collectively, the “JBG Lease”), JBG leases certain premises in the Building (the “Existing JBG Leased Premises”), and, in order to expand the Existing JBG Leased Premises, JBG desires to lease from Landlord, and Landlord desires to lease to JBG, that portion of the CapitalSource Leased Premises which comprises the Fifth Floor Space following the partial termination of the CapitalSource Lease solely as to such Fifth Floor Space pursuant to this Partial Termination Agreement;

     WHEREAS, (a) Landlord is only willing to agree to terminate the CapitalSource Lease solely as to the Fifth Floor Space if Landlord receives a termination payment in the amount of One Million Four Hundred Seventy Thousand Five Hundred Twenty-Three Dollars ($1,470,523.00) (the “CapitalSource Partial Lease Termination Payment”), (b) CapitalSource shall pay a portion of the CapitalSource Partial Termination Payment to Landlord, such portion being in the amount of Nine Hundred Eighty Thousand Three Hundred Forty-Nine Dollars ($980,349.00) (the “CapitalSource Partial Lease Termination Payment Contribution”), and (c) JBG shall pay to Landlord an amount equal to Four Hundred Ninety Thousand One Hundred Seventy-Four Dollars ($490,174.00) (i.e., an amount equal to the difference between the CapitalSource Partial Lease Termination Payment and the CapitalSource Partial Lease Termination Payment Contribution) (the “JBG Partial Lease Termination Payment Contribution”);
     WHEREAS, the Term of the CapitalSource Lease is scheduled to expire on May 31, 2013 (the “Scheduled Expiration Date”);
     WHEREAS, Landlord and CapitalSource wish to terminate the CapitalSource Lease solely as to the Fifth Floor Space prior to the Scheduled Expiration Date upon the terms and conditions hereinafter set forth; and
     WHEREAS, Landlord, CapitalSource and JBG wish to formally reflect the terms and conditions under which the CapitalSource Lease will be terminated solely as to the Fifth Floor Space.
     NOW, THEREFORE, in consideration of the mutual promises herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties mutually agree as follows:
     1. Any capitalized terms used, but not otherwise defined in this Partial Termination Agreement, shall have the meanings ascribed to them in the CapitalSource Lease.
     2. CapitalSource acknowledges that it is a material inducement for (i) Landlord to enter into this Partial Termination Agreement, (ii) JBG to make the JBG Partial Lease Termination Payment Contribution to Landlord, and (iii) JBG to thereby bear the difference between the CapitalSource Partial Lease Termination Payment and the CapitalSource Partial Lease Termination Payment Contribution, that CapitalSource be and remain solvent as of the date on which CapitalSource pays the CapitalSource Partial Lease Termination Payment Contribution to Landlord as set forth in Paragraph 3 below (the “CapitalSource Payment Date”) and for a period of four (4) months thereafter. Accordingly, CapitalSource hereby represents and warrants to JBG and to Landlord as follows:

          (a) CapitalSource is not insolvent (as such term “insolvent” is defined or determined for purposes of the United States Bankruptcy Code) and the execution and delivery of this Partial Termination Agreement and the performance of CapitalSource’s obligations hereunder will not make CapitalSource insolvent.
          (b) The obligations of CapitalSource hereunder shall not be released, discharged, diminished or impaired by any change in corporate structure or ownership of CapitalSource or the bankruptcy, insolvency, liquidation, receivership, dissolution, winding-up or termination of CapitalSource or the fact that at any time CapitalSource does not legally exist.
          (c) CapitalSource has no intent (i) to file any voluntary petition under the Bankruptcy Code or in any manner to seek relief, protection, reorganization, liquidation, dissolution or similar relief under any local, state, federal or other insolvency laws or laws providing for relief of debtors, or directly or indirectly to cause any other parties to file any such petition or to seek any such relief, at law or in equity either at the present time, or at any time hereafter during the period ending four (4) months following the CapitalSource Payment Date, or (ii) directly or indirectly to cause any involuntary petition under the Bankruptcy Code to be filed against CapitalSource, or directly or indirectly to cause CapitalSource to become the subject of any proceedings pursuant to any local, state, federal or other insolvency laws or laws providing for the relief of debtors, either at the present time, or at any time hereafter.
          (d) CapitalSource is and intends to remain, for at least four (4) months from the CapitalSource Payment Date, (i) adequately capitalized to conduct its business and affairs as a going concern, considering the size and nature of its business and intended purposes, (ii) solvent, and (iii) able to pay its own debts as they come due.
          CapitalSource hereby indemnifies JBG and Landlord against, and holds JBG and Landlord harmless from, all losses, claims, liabilities causes of action, damages and costs arising out of a breach of any of the foregoing representations and warranties and from the taking of any action described in clauses (i) and (ii) of Paragraph 2(c) hereof within four (4) months from and after the CapitalSource Payment Date, not to exceed, in the aggregate, the sum of (i) the CapitalSource Partial Lease Termination Payment and (ii) all reasonable attorneys’ fees and all court costs and witness fees incurred by Landlord and JBG as a result of any breaches of any of the foregoing representations and warranties.

          CapitalSource hereby expressly acknowledges and agrees that (i) the terms of this Partial Termination Agreement were negotiated among the parties hereto at arm’s-length; (ii) the CapitalSource Partial Lease Termination Payment Contribution represents fair and adequate consideration for Landlord’s agreement to terminate the CapitalSource Lease with respect to the Fifth Floor Space and (iii) CapitalSource has been represented by competent legal counsel in connection with the negotiation of this Partial Termination Agreement.
     3. Not later than September 1, 2010, CapitalSource shall pay to Landlord the CapitalSource Partial Lease Termination Payment Contribution, and not later than December 28, 2010, JBG shall pay the JBG Partial Lease Termination Payment Contribution into an escrow account to be held and administered by Commonwealth Land Title Insurance Company (the “Escrow Agent”) at 1015 15th Street, N.W., Suite 300, Washington, D.C. 20005-2605, pursuant to the terms of an escrow agreement entered into by and among Landlord, JBG and Escrow Agent (or such other terms reasonably acceptable to such parties), and if, as of Termination Date (hereinafter defined) CapitalSource has not (i) taken any of the actions described in Paragraph 2(c) hereof, or (ii) become the subject of an involuntary petition under the Bankruptcy Code (each event set forth in (i) and (ii), above, being hereinafter referred to as a “Bankruptcy Event”), then, at Landlord’s request, JBG shall instruct the Escrow Agent to immediately pay the JBG Partial Lease Termination Payment Contribution (and the CapitalSource Partial Lease Termination Payment Contribution, if JBG has made such payment on behalf of CapitalSource) to Landlord.
          In addition to the foregoing, (a) in the event that CapitalSource does not pay to Landlord the CapitalSource Partial Lease Termination Payment Contribution as and when due hereunder, then JBG shall have the right, but not the obligation, to pay such CapitalSource Partial Lease Termination Payment Contribution to Landlord by payment into escrow with the Escrow Agent, in which event CapitalSource shall be obligated to repay to JBG such CapitalSource Partial Lease Termination Payment Contribution to the extent actually paid by JBG, JBG shall have the right to exercise all available remedies to obtain payment thereof, this Agreement shall remain in effect and the CapitalSource Lease shall be terminated with respect to the Fifth Floor Space, (b) in the event that after CapitalSource has paid the CapitalSource Partial Lease Termination Payment Contribution to Landlord, and prior to the Termination Date a Bankruptcy Event occurs, then JBG shall have no obligation to make the JBG Partial Lease Termination Payment Contribution to Landlord, this Agreement shall terminate and Landlord shall promptly return the CapitalSource Partial Lease Termination Payment Contribution to CapitalSource, or (c) if, as of the Termination Date, the CapitalSource Partial Lease Termination Payment Contribution has not either been paid directly to Landlord, or alternatively placed into escrow with the Escrow Agent (in accordance with the terms of this Paragraph 3), then this Agreement shall terminate and Landlord shall have no obligation to deliver the Fifth Floor Space to JBG pursuant to the terms of the JBG Expansion Amendment.
          Notwithstanding the foregoing, if (1) CapitalSource has paid Landlord the CapitalSource Partial Lease Termination Payment Contribution, (2) JBG has paid the JBG Partial Lease Termination Payment Contribution into escrow in accordance with the terms of this Paragraph 3 and (3) prior to the Termination Date, a Bankruptcy Event occurs, then the JBG Partial Lease Termination Payment Contribution will continue to be held in escrow by the Escrow Agent until such Bankruptcy Event is finally adjudicated or otherwise finally resolved, and, upon such final adjudication or other final resolution, (x) if the result of the final adjudication or other resolution is that CapitalSource retains the right to lease the Fifth Floor Space, then Landlord shall instruct the Escrow Agent to immediately return the JBG Partial Lease Termination Payment Contribution to JBG and Landlord shall promptly return the CapitalSource Partial Lease Termination Payment Contribution to CapitalSource or (y) if the result of such final adjudication or other resolution is that Landlord has the right to lease the Fifth Floor Space to JBG, then, at Landlord’s request, JBG shall instruct the Escrow Agent to immediately pay the JBG Partial Lease Termination Payment Contribution to Landlord and the JBG Expansion Amendment shall thereupon become effective. In the event that any Bankruptcy Event is not finally adjudicated or otherwise finally resolved on or before June 30, 2011, JBG shall have the right to either maintain its funds in escrow until the Bankruptcy Event is finally adjudicated or otherwise finally resolved or to terminate the escrow by written notice to Landlord, in which latter event this Agreement shall terminate, Landlord shall instruct the Escrow Agent to immediately return the JBG Partial Lease Termination Payment Contribution (and the CapitalSource Partial Lease Termination Payment Contribution, if JBG has made such payment on behalf of CapitalSource) to JBG (or, if CapitalSource has paid the CapitalSource Partial Lease Termination Payment Contribution to Landlord, Landlord shall promptly return same to CapitalSource), and JBG shall have no further right to lease the Fifth Floor Space.
     In the event that a Bankruptcy Event occurs after the Termination Date, and the result of the final adjudication or other final resolution of such Bankruptcy Event is that CapitalSource retains the right to lease the Fifth Floor Space, then (a) Landlord shall immediately upon such final adjudication or other final resolution return the JBG Partial Lease Termination Payment Contribution (and the CapitalSource Partial Lease Termination Payment Contribution, if JBG has made such payment on behalf of CapitalSource) to JBG, less the amount of any allowance paid by Landlord to JBG in connection with the Fifth Floor Space, (or, if CapitalSource has paid the CapitalSource Partial Lease Termination Payment Contribution to Landlord, Landlord shall promptly return same to CapitalSource), and (b) this Agreement shall terminate and JBG shall have no further right to lease the Fifth Floor Space.
     As used herein, the term “JBG Expansion Amendment” means that certain Fifth Amendment to Office Lease Agreement dated of even date herewith by and between Landlord and JBG pursuant to which, inter alia, Landlord has agreed to lease to JBG, and JBG has agreed to lease from Landlord, the Fifth Floor Space.
     4. Subject to the terms and conditions of this Partial Termination Agreement, the CapitalSource Lease shall be terminated solely as to the Fifth Floor Space effective as of 11:59 p.m. on December 31, 2010 (the “Termination Date”). CapitalSource shall have no obligations under the CapitalSource Lease with respect to the Fifth Floor Space which first arise after said Termination Date, provided that (i) CapitalSource vacates the Fifth Floor Space and surrenders possession of the CapitalSource Leased Premises to Landlord on or before the Termination Date in accordance with Paragraph 8 hereof and (ii), CapitalSource shall remain responsible for all amounts accrued under the terms of the CapitalSource Lease with respect to the Fifth Floor Space through and including the Termination Date, including, but not limited to, all Base Rent, an amount equal to CapitalSource’s proportionate share of Increased Operating Expenses and CapitalSource’s proportionate share of Increased Real Estate Taxes which are due pursuant to the CapitalSource Lease with respect to the Fifth Floor Space (collectively, the “Pass-Throughs”) and all other amounts constituting Additional Rent with respect to the Fifth Floor Space, as such terms Base Rent, Increased Operating Expenses, Increased Real Estate Taxes and Additional Rent are defined in the CapitalSource Lease. Notwithstanding anything to the contrary contained herein, if, as of the Termination Date, Landlord has not received from either CapitalSource or JBG at least that portion of the CapitalSource Partial Lease Termination Payment which is equal to the amount of the CapitalSource Partial Lease Termination Payment Contribution, then, at Landlord’s sole option, the termination of the CapitalSource Lease with respect to the Fifth Floor Space effectuated pursuant to the terms of this Partial Termination Agreement shall be null and void and of no force and effect, but if, as of the Termination Date, Landlord has received from either CapitalSource or JBG at least that portion of the CapitalSource Partial Lease Termination Payment which is equal to the CapitalSource Partial Lease Termination Payment Contribution, then the CapitalSource Lease shall be terminated with respect to the Fifth Floor Space and Landlord shall have the right to exercise all available remedies to collect payment of any unpaid portion of the JBG Partial Lease Termination Payment Contribution solely from the party that did not pay.
     5. If CapitalSource does not pay to Landlord all of the amounts set forth in Paragraph 4 hereof (solely to the extent such amounts are actually due and payable on or before the Termination Date) or fails to vacate the Fifth Floor Space and surrender possession thereof to Landlord on or before the Termination Date in accordance with the terms of Paragraph 8, below, (a) CapitalSource shall be deemed to be a holdover tenant solely as it relates to the Fifth Floor Space and shall be fully obligated to pay all Base Rent and all other amounts incurred under the terms of the CapitalSource Lease with respect to the Fifth Floor Space, including, but not limited to, all Pass-Throughs, at the holdover rate set forth in the CapitalSource Lease through the date on which CapitalSource actually vacates the Fifth Floor Space in the manner required by Paragraph 8 of this Partial Termination Agreement (the “Vacate Date”), (b) CapitalSource shall indemnify and hold harmless Landlord from and against any and all costs, expenses, liabilities and actual damages (including reasonable third party attorneys’ fees) resulting from such holding over to the extent set forth in the CapitalSource Lease, and (c) CapitalSource shall be deemed to be in default under this Partial Termination Agreement, and Landlord and JBG shall have all remedies available at law and in equity to each of them hereunder, as applicable.
     6. CapitalSource shall surrender possession of the Fifth Floor Space to Landlord and shall relinquish all of the rights granted to it under the CapitalSource Lease with respect to the Fifth Floor Space, on its behalf and on behalf of any parties claiming through it, on or before the Termination Date.
     7. CapitalSource hereby represents and warrants to Landlord that it has paid for, and as of the Termination Date shall have paid for, all improvements, work or services performed on or furnished to CapitalSource in the Fifth Floor Space (to the extent actually due and payable on or prior to the Termination Date and CapitalSource shall pay any amounts for such improvements, work or services which are not then due and payable as and when they become due and payable) and indemnifies Landlord against, and holds Landlord harmless from, all losses, claims, causes of action, damages and costs (including, but not limited to, court costs and reasonable attorneys’ fees) arising out of a breach of any of the foregoing representations and warranties. Effective as of the Termination Date, CapitalSource shall have satisfied any obligation and cancelled all contracts or agreements to which CapitalSource is a party for management, maintenance, or other services relating to the Fifth Floor Space.

     8. CapitalSource shall leave the Fifth Floor Space in “broom clean” condition, only ordinary wear and tear and acts by Landlord excepted, on or before the Termination Date. Landlord shall have the right to dispose of any of CapitalSource’s personal property of any type whatsoever, including, but not limited to, equipment, cabinets, showcases, telecommunications equipment, supplies and other furnishings, which remain in the Fifth Floor Space after the Termination Date, in any manner it shall deem appropriate, and the proceeds of such disposition (or, in the event Landlord elects to retain them, the items themselves) shall belong entirely to Landlord and the cost of which disposal shall be governed by the CapitalSource Lease. If JBG desires to retain any such personal property in the Fifth Floor Space, JBG shall so notify CapitalSource in writing not later than October 31, 2010, in which case CapitalSource shall not be required to remove the items listed in JBG’s notice and shall leave same in the Fifth Floor Space. As of the Termination Date, CapitalSource expressly waives all rights it may have with regard to such personalty and expressly authorizes Landlord to dispose of the same in any manner deemed appropriate by Landlord, and, in connection with the disposition of such personalty, CapitalSource hereby waives any and all rights it may have with regard to Landlord’s compliance with any laws for the benefit of tenants or debtors, to the full extent that such rights may be waived by CapitalSource. Landlord acknowledges that CapitalSource has no obligation to remove from the Fifth Floor Space any leasehold improvements or any cabling which exists therein as of the latest to occur of the date of this Partial Termination Agreement, the Termination Date or the Vacate Date.
     9. CapitalSource hereby covenants, warrants and represents to Landlord and to JBG that, as of the Termination Date, any and all subleases of any portion of the Fifth Floor Space between CapitalSource, as sublandlord, and any third party, as subtenant, shall have been terminated, and no such subtenant, occupant or party shall thereafter be in possession of the Fifth Floor Space. CapitalSource hereby covenants, warrants and represents to Landlord and to JBG that nothing has been or will be done or suffered whereby CapitalSource’s leasehold interest in the Fifth Floor Space or any part thereof has been or will be, encumbered in any way whatsoever; and that, as of the Termination Date, no one other than CapitalSource has acquired, or will acquire, through or under CapitalSource any right, title or interest in or to the Fifth Floor Space or any part thereof.
     10. Landlord, JBG and CapitalSource hereby release each other, after the later to occur of (i) the Termination Date or (ii) the Vacate Date, from any and all obligations to observe the terms and conditions of the CapitalSource Lease solely with respect to the Fifth Floor Space which first arise after such date, except that (a) CapitalSource shall remain obligated for the payment of any and all of its obligations under the CapitalSource Lease with respect to the Fifth Floor Space, which have accrued as of the later of the Vacate Date or the Termination Date, as the case may be, whether or not CapitalSource has been billed for such obligations prior to such date, including, but not limited to, actual Pass-Throughs based on Landlord’s reconciliation statement and all other Additional Rent with respect to the Fifth Floor Space, and Landlord shall remain obligated, subject to the terms of the CapitalSource Lease, for any refund due to CapitalSource in the event that Landlord’s reconciliation statement indicates that CapitalSource has overpaid the actual Pass-Throughs due with respect to the Fifth Floor Space, (b) if CapitalSource does not vacate the Fifth Floor Space on or before the Termination Date in accordance with the terms of Paragraph 8, above, or CapitalSource does not otherwise comply with any of its obligations under this Partial Termination Agreement, CapitalSource’s failure to vacate the Fifth Floor Space on or before the Termination Date in accordance with the terms of Paragraph 8, above, or CapitalSource’s failure to otherwise comply with its obligations hereunder, as applicable, shall be deemed to be a default under this Partial Termination Agreement, and Landlord and JBG shall have the right and option to exercise all remedies available to Landlord and to JBG under this Partial Termination Agreement, as applicable, including, but not limited to, the payment by CapitalSource of reasonable actual attorneys’ fees and court costs incurred by Landlord or JBG, or both of them, in connection therewith, and interest on any unpaid obligations at the Default Rate (as defined in the CapitalSource Lease) and (c) CapitalSource shall remain liable for all amounts which become due as a result of CapitalSource’s indemnification obligations under the CapitalSource Lease that arise from conduct occurring on or before the later to occur of the Termination Date or the Vacate Date.
     11. Except as set forth herein, the CapitalSource Lease shall be unmodified and shall remain in full force and effect. Notwithstanding the foregoing, any default by Landlord or CapitalSource hereunder shall not constitute a default or Event of Default under the CapitalSource Lease.
     12. Landlord, CapitalSource and JBG represent and warrant to each other that the person signing this Partial Termination Agreement on its behalf has the requisite authority and power to execute this Partial Termination Agreement and to thereby bind the party on whose behalf it is being signed.
     13. The remedies enumerated in this Agreement shall constitute the sole and exclusive remedy for the applicable matter for which such remedy is described herein.

     IN WITNESS WHEREOF, Landlord and CapitalSource have executed this Partial Termination of Office Lease Agreement under seal as of the day and year first above written.

WITNESS:	LANDLORD:

JBG/BC CHASE TOWER, L.P., a Delaware limited partnership

	By:	JBG/BC GP, L.L.C., a Delaware limited liability company, general partner

		By:	JBG/Recap Manager, L.L.C., a Delaware limited liability company, managing member

			By:	JBG/Company Manager, L.L.C., a Delaware limited liability company, managing member

[ILLEGIBLE]				By:	/s/ Ken Finkelstein

					Name:	KEN FINKELSTEIN
Its MANAGING MEMBER

WITNESS:	CAPITALSOURCE FINANCE LLC, a Delaware limited liability company

	By:	/s/ Chris Woods

		Name:	CHRIS WOODS
/s/ Lisa R. Havilland		Title:	CHIEF TECHNOLOGY OFFICER

WITNESS:	JBG PROPERTIES, INC., a Maryland corporation

	By:	/s/ Porter Dawson

		Name:	PORTER DAWSON
[blank]		Title:	EXECUTIVE VICE PRESIDENT

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